EXHIBIT 99.1

FOR IMMEDIATE RELEASE         Investor Contact:            Press Contact:
                              Patrick Barry                Curtis Hougland
                              CFO, Bluefly, Inc.           RLMpr
                              212- 944-8000 ext. 239       212-741-4660 ext. 220
                              pat@bluefly.com              curtis@RLMpr.com

            BLUEFLY GROWS THIRD QUARTER REVENUE BY APPROXIMATELY 39%
                     GROSS PROFIT INCREASES BY MORE THAN 54%

New York, NY November 7, 2005 -- Bluefly, Inc. (NASDAQ SmallCap: BFLY), a leading Internet retailer of designer brands, fashion trends and superior value (www.bluefly.com), today announced that its net revenue for the third quarter increased by 38.8%, to approximately $12,045,000, from approximately $8,675,000 in the third quarter of 2004. Gross profit increased by 54.2% for the third quarter of 2005, to approximately $4,575,000 from $2,966,000 in the third quarter of 2004.

"We are pleased with our quarterly performance," said Bluefly CEO and President, Melissa Payner-Gregor. "We continue to see the success of the implementation of the merchandising strategy and are excited about the initial reaction to our national marketing campaign. We believe that the two coupled together will allow us to achieve sustained growth throughout the fourth quarter and expand Bluefly awareness."

Other financial results for the third quarter of 2005 were as follows:

    . Net loss for the third quarter decreased by 13.1% to $1,703,000 (or $0.20 per share) from $1,960,000 (or $0.21 per share) in the third quarter of 2004./1/

    . Operating loss for the third quarter decreased by 16.8% to $1,521,000 from $1,829,000 in the third quarter of 2004.

    . Gross margin percentage for the third quarter increased to 38.0% from 34.2% in the third quarter of 2004.

    . Marketing expenses for the third quarter increased by 339% compared the third quarter of 2004. This increase is primarily attributed to the additional $900,000 in the quarter associated with our national marketing campaign.

    . New customers acquired during the third quarter increased by 11.5% to 28,762 from 25,792 in the third quarter of 2004.

    . Gross average order size for the third quarter increased by 27.4% to $228.72 from $179.48 in the third quarter of 2004.

----------
/1/ Net loss per share for the third quarter of 2005 is based on a weighted average of 15,823,602 shares outstanding, while net loss per share for the third quarter of 2004 is based on a weighted average of 14,634,625 shares outstanding.

ABOUT BLUEFLY, INC.

    Founded in 1998, Bluefly, Inc. (NASDAQ SmallCap: BFLY) is a leading online retailer of designer brands, fashion trends and superior value. Bluefly is headquartered at 42 West 39th Street in New York City, in the heart of the Fashion District. For more information, please call 212-944-8000 or visit www.bluefly.com.

This press release may include statements that constitute "forward-looking statements," usually containing the words "believe," "project," "expect" or similar expressions. These statements are made pursuant to the safe harbor provisions of the Private Securities Litigation Reform Act of 1995. Forward-looking statements inherently involve risks and uncertainties that could cause actual results to differ materially from the forward-looking statements. The risks and uncertainties are detailed from time to time in reports filed by the company with the Securities and Exchange Commission, including Forms 8-K, 10-Q and 10-K. These risks and uncertainties include, but are not limited to, the company's ability to execute on, and gain additional revenue from, its consumer public relations and other marketing initiatives; the company's history of losses and anticipated future losses; need for additional capital and potential inability to raise such capital; the potential failure to forecast revenues and/or to make adjustments to operating plans necessary as a result of any failure to forecast accurately; unexpected changes in fashion trends; cyclical variations in the apparel and e-commerce market; the availability of merchandise; the need to further establish brand name recognition; management of potential growth; and risks associated with our ability to handle increased traffic and/or continued improvements to its Web site.

                                     -more-

CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS - UNAUDITED

                                                                           THREE MONTHS ENDED
                                                                  -----------------------------------
                                                                   SEPTEMBER 30,       SEPTEMBER 30,
                                                                       2005                 2004
                                                                  ---------------     ---------------
Net sales                                                         $    12,045,000     $     8,675,000
Cost of sales                                                           7,470,000           5,709,000
                                                                  ---------------     ---------------
     Gross profit                                                       4,575,000           2,966,000
     Gross profit percentage                                                 38.0%               34.2%


Selling, marketing and fulfillment expenses                             4,568,000           3,059,000
General and administrative expenses                                     1,528,000           1,736,000
                                                                  ---------------     ---------------

   Operating loss                                                      (1,521,000)         (1,829,000)

Interest and other income                                                  65,000              30,000

Interest expense                                                         (247,000)           (161,000)
                                                                  ---------------     ---------------

Net loss                                                          $    (1,703,000)    $    (1,960,000)
                                                                  ---------------     ---------------

Preferred stock dividends                                              (1,387,000)         (1,090,000)

Net loss available to common shareholders                         $    (3,090,000)    $    (3,050,000)
                                                                  ---------------      --------------


Basic and diluted net loss per share
          (after preferred stock dividends)                       $         (0.20)    $         (0.21)
                                                                  ===============     ===============
Weighted average shares outstanding                                    15,823,602          14,634,625
                                                                  ===============     ===============

                                     -more-

SELECTED BALANCE SHEET DATA & KEY METRICS - UNAUDITED

                                                                          SEPTEMBER 30,        DECEMBER 31,
                                                                               2005               2004
                                                                         ---------------     ---------------
Cash, including Restricted Cash of $1,253,000 at December 31, 2004       $     5,120,000     $     7,938,000
Inventories, net                                                              17,216,000          12,958,000
Prepaid Inventory                                                                436,000              84,000
Other Current Assets                                                           3,774,000           2,475,000
Property & Equipment, net                                                      3,024,000           1,933,000
Current Liabilities--excluding related party liabilities below                 9,880,000           9,413,000
Notes Payable to Related Party Shareholders (including interest payable)       5,067,000           4,658,000
Shareholders' Equity                                                          14,912,000          11,389,000

                                                                          THREE MONTHS        THREE MONTHS
                                                                              ENDED               ENDED
                                                                          SEPTEMBER 30,       SEPTEMBER 30,
                                                                              2005                 2004
                                                                         ---------------     ---------------
Average Order Size (including shipping & handling revenue)               $        228.72     $        179.48
Customers Added During Period                                                     28,762              25,792

                                     -more-

CONDENSED CONSOLIDATED STATEMENTS OF CASH FLOWS (Unaudited)

                                                                          THREE MONTHS        THREE MONTHS
                                                                              ENDED               ENDED
                                                                          SEPTEMBER 30,       SEPTEMBER 30,
                                                                              2005                 2004
                                                                         ---------------     ---------------
Cash flows from operating activities:
 Loss from operations                                                    $    (1,703,000)    $    (1,960,000)
 Adjustments to reconcile loss from operations
   to net cash used in operating activities:
    Depreciation and amortization                                                291,000             379,000
    Change in value of warrants                                                       --                  --
    Non-cash expense related to warrants issued to supplier                       80,000              99,000
    Provisions for returns                                                       916,000              29,000
    Allowance for doubtful accounts                                               57,000              64,000
    Stock options expense                                                          8,000             121,000
    Reserve for inventory obsolescence                                           170,000            (100,000)
    Changes in operating assets and liabilities:
      (Increase) decrease in:
        Inventories                                                           (2,786,000)         (1,014,000)
        Accounts receivable                                                     (288,000)             20,000
        Prepaid inventory                                                       (286,000)            (82,000)
        Prepaid expenses                                                      (1,172,000)             78,000
        Other current assets                                                    (109,000)           (231,000)
        Other assets                                                            (187,000)                 --
      (Decrease) increase in:
        Accounts payable                                                         565,000             847,000
        Accrued expenses and other current liabilities                           220,000             138,000
        Interest payable to related party shareholders                           142,000             131,000
        Deferred revenue                                                          63,000              84,000
                                                                         ---------------     ---------------

      Net cash used in operating activities                                   (4,019,000)         (1,397,000)

Cash flows from investing activities:
 Cash collateral in connection with Rosenthal Pledge Agreement                 1,250,000              (6,000)
 Purchase of property and equipment                                             (403,000)           (292,000)
                                                                         ---------------     ---------------

      Net cash used in investing activities                                      847,000            (298,000)
                                                                         ---------------     ---------------

Cash flows from financing activities:
 Net proceeds from June 2005 financing                                                --                  --
 Net proceeds from exercise of Stock Options                                      92,000              70,000
 Payment of capital lease obligation                                             (15,000)           (107,000)
                                                                         ---------------     ---------------

      Net cash (used in) provided by financing activities                         77,000             (37,000)
                                                                         ---------------     ---------------

Net increase (decrease) in cash and cash equivalents                          (3,095,000)         (1,732,000)

Cash and cash equivalents - beginning of period                                8,215,000           9,102,000
                                                                         ---------------     ---------------

      Cash and cash equivalents - end of period                          $     5,120,000     $     7,370,000
                                                                         ---------------     ---------------